Exhibit 10.32
ADDENDUM TO LETTER AGREEMENT

     This ADDENDUM TO LETTER AGREEMENT (the "Addendum") is entered into as of December 28, 2004 (the "Effective Date") by and between Milan Mandaric ("Mandaric") and NatureWell, Incorporated (the "Company") with reference to the following:

1.

This Addendum is incorporated in its entirety into that certain Letter Agreement (the "Letter Agreement") between Mandaric and the Company dated as of December 28, 2004, which upon the execution of this Addendum becomes effective.

2.

Notwithstanding anything contained herein or in the Letter Agreement or in any convertible note held by Mandaric to the contrary, Mandaric shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the "Sixty Day Testing Period") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by Mandaric (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation). The restriction described in this Section 2 shall be null and void and of no force or effect if at any point in time after the Effective Date Mandaric was permitted to convert any note subject to this restriction (whether or not he actually converted any such note(s)), unless the parties agree in writing to extend the enforceability of this restriction. Further, if this restriction shall continue to be in force upon the one-year anniversary of the Effective Date, it shall constitute an event of default under the senior convertible notes owned by Mandaric. This provision shall be in addition to any restrictions or conditions described in the Letter Agreement.

3.

The Company represents and covenants that it shall make its reasonable best efforts to accomplish or facilitate an increase of the Company's (or its successor's) authorized common stock to an amount that would render Section 2 null and void.

IN WITNESS WHEREOF, the parties have executed this Addendum to Letter Agreement as of the date first written above.

MILAN MANDARIC, an individual
By: /s/ Milan Mandaric Milan Mandaric	Dated: 02/20/05

NatureWell, Incorporated a Delaware corporation
By: /s/ James R. Arabia James R. Arabia, CEO	Dated: 02/20/05